UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 22, 2012

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-32085	36-4392754
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (312) 506-1200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On April 26, 2012, Allscripts Healthcare Solutions, Inc. (the “Company”) announced its results for the three months ended March 31, 2012. Further details are described in the press release issued by the registrant on April 26, 2012 and furnished as Exhibit 99.1 hereto and incorporated herein by reference. The historical financial information contained therein is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a) As described below in Item 5.02(e), Philip M. Pead’s service as Chairman of the Board, a director and officer of the Company terminated yesterday.  Prior to this action, the Board engaged in extensive deliberations regarding the leadership of the Company.   Following the deliberations, those who concurred with the consensus regarding such leadership expressed their intention to continue as directors, and those who did not concur (Catherine M. Burzik, Eugene V. Fife and Edward A. Kangas) informed the Company that they were resigning as directors effective as of April 25, 2012 in the case of Messrs. Fife and Kangas and as of April 26, 2012 in the case of Ms. Burzik. Ms. Burzik served as a member of the Compensation Committee, Mr. Fife served as a member of the Nominating and Governance Committee, and Mr. Kangas served as a member of the Audit and Compensation Committees.

(b) On April 22, 2012, William J. Davis, the Company’s Chief Financial Officer, notified the Company that he will be resigning as Chief Financial Officer of the Company, effective May 18, 2012.

(c) On April 26, 2012, the Company announced that W. David Morgan was appointed Interim Chief Financial Officer of the Company, effective May 18, 2012. Mr. Morgan has served as the Company’s Senior Vice President of Finance since the closing of the merger with Eclipsys Corporation (“Eclipsys”) in August 2010.  He was Senior Vice President of Finance, Chief Accounting Officer and Treasurer of Eclipsys from August 2009 until the closing of the merger. Mr. Morgan served as Interim Chief Financial Officer and Treasurer of Eclipsys from January 2009 to August 2009, and Vice President of Finance and Assistant Treasurer from August 2008 to August 2009. Prior to joining Eclipsys, he served as Vice President and Controller of Worldspan LLP, a computerized travel reservation system company. From 2002 to 2005, Mr. Morgan was Controller and interim Chief Financial Officer of MAPICS, Inc., a provider of enterprise software for midsized manufacturers and divisions of large corporations. Mr. Morgan began his career with Arthur Andersen LLP. In connection with his appointment, the Company expects to enter into an employment agreement with Mr. Morgan that will provide for an annual salary of $350,000, a retention payment of $500,000 payable after twelve months, a $250,000 equity award (with full vesting in the case of a termination of employment after twelve months) and customary twelve-month severance.

(e) The separation agreement for Philip Pead provides severance pay and benefits in exchange for a full release and requires that Mr. Pead be subject to comprehensive restrictive covenants for 18-months in place of his current 12-month restrictive-covenant obligation. The restrictions include a non-compete, non-solicit of employees and clients, non-interference in business relationships and a stand-still agreement. In addition Mr. Pead has an obligation to protect confidential information and promptly return company property. The level of severance pay and benefits tracks the severance package for a termination without cause under Mr. Pead’s employment agreement, which provides for a cash severance payment of two times the sum of salary and current target bonus, medical benefit continuation for twelve months and accelerated vesting of outstanding equity awards so that the executive receives vesting credit of an additional year plus pro-rata credit for the vesting period in which the termination occurs. Per the terms of Mr. Pead’s outstanding award under the legacy Eclipsys Incentive Retention Plan, Mr. Pead will also receive full vesting of the outstanding cash and restricted stock award under such plan. Finally, the separation agreement provides for an additional cash payment of $145,000 and reimbursement of fees for legal services rendered in connection with the separation, up to a maximum of $25,000. Expenses related to the separation agreement will be reflected in the Company’s statement of operations for the three months ending June 30, 2012.

The foregoing summary of the Separation Agreement contained in this Item 5.02(e) does not purport to be a complete description and is qualified in its entirety by reference to the terms and conditions of the Separation Agreement, a copy of which is attached as Exhibit 10.1 and incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On April 26, 2012, the Company announced forward-looking financial information for the fiscal year ending December 31, 2012. Further details are described in the press release issued by the registrant on April 26, 2012, which is furnished as Exhibit 99.1 hereto. The forward-looking financial information contained therein is incorporated herein by reference.

The information contained in, or incorporated into, Item 2.02 and Item 7.01, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any registration statement or other filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference to such filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Separation Agreement dated as of April 25, 2012 between the Company and Philip M. Pead
99.1	Press Release dated April 26, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.
Date: April 26, 2012
	By:	/s/ William J. Davis
William J. Davis Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Separation Agreement dated as of April 25, 2012 between the Company and Philip M. Pead
99.1	Press Release dated April 26, 2012